EXHIBIT 10.13
                                                                    COHN & WOLFE

November 19, 1999


Mr. Tom McMurrain
CEO & Founder
GlobaleTutor.com
3340 Peachtree Road
Suite 1800
Atlanta, GA 30326

Dear Mr. McMurrain:

This letter constitutes the agreement between GlobaleTutor.com ("Client"), and Cohn & Wolfe ("C&W"), regarding communications services provided to Client by C&W.

1.       SERVICES

         a. PROFESSIONAL SERVICES. As requested by Client, C&W will provide professional services, including but not limited to:

         - counseling;
         - developing public relations plans;
         - preparing news releases, feature articles, public
         - announcements and background information for
         - distribution to communications media;
         - representing the Client before legislative and regulatory
         - organizations and other publics;
         - writing and producing films, videotapes, flip charts, direct
         - mail materials, and;
         - staging and conducting meetings and other events.

         b. SPECIAL SERVICES. In addition to the professional services specified in Section 1(a) above, C&W may provide additional services for projects and products as requested by Client. Before special services are undertaken, Client and C&W will agree on how C&W will be compensated.

2.       COMPENSATION

         Client agrees to pay C&W for all costs incurred by C&W in providing services requested by Client, as set forth in this section and according to the billing procedures in Section 3.

         a. MONTHLY BILLING CYCLE. C&W will base its invoices on a monthly billing cycle.

         b. TIME CHARGES. Services rendered by C&W employees for Client will be applied at C&W's standard hourly rates in effect at the time in which services are rendered.

         c. OUT-OF-POCKET EXPENSES. Client will reimburse C&W without markup for out-of-pocket expenses, including travel-related expenses and the entertainment of editorial and other parties whom Client has requested C&W to entertain.

              If C&W uses services of an outside supplier in providing production-related services to Client, Client will pay C&W the cost of such services plus a 17.65 percent markup. Production-related services are items such as mechanical and art costs for printing, including typography and comprehensive layouts, and audio visual production costs, including talent, props, scenery, sound and lighting, rights, license fees and producers' fees.

         d. INTERNAL EXPENSES. Client agrees to pay C&W for internal expenses incurred in servicing Client's account. Such expenses include, but are not limited to, photocopies, long distance telephone, bulk mailings, supplies, and faxes.

         e. SUPPORT SERVICE EXPENSES. Support services rendered by C&W employees for Client will be billed at the hourly rates in effect during the Billing Month in which services are rendered. Such services include, but are not limited to, word processing and secretarial.

         f. ADMINISTRATIVE CHARGE. Client will pay C&W three percent (3%) of time charges incurred during the previous Billing Month to cover certain administrative costs, such as local telephone and routine postage, that are necessarily incurred in providing services to Client.

3.       BILLING PROCEDURES

         a.   PAYMENT OF MONTHLY CHARGES. For the services rendered under
              Section 1(a) of this Agreement, on or about the beginning of each month, C&W will send Client an invoice for the agreed upon monthly charges.

         b. MONTHLY RECONCILIATION. At or about the end of each month, C&W will send Client a statement reconciling actual costs incurred during the month with the charges paid by Client. If the payments of monthly charges exceed actual costs, the statement will show a credit due Client which Client may apply to reduce the next monthly invoice.

              If actual costs exceed the payments of monthly charges made by Client, the statement will invoice Client for the amount due C&W and Client will pay such amount on or before the due date specified on the invoice.

         c. PAYMENT DUE DATE. Client will pay C&W the amount of each invoice on or before the due date specified on each invoice, unless advance and/or significant payments to third parties are required. In the case of advance and/or significant payments to third parties, Client will pay C&W immediately upon presentation to Client of any third party invoice.

         d. LATE CHARGES. If Client fails to make any payment due under this Agreement within thirty (30) days after it is due, Client will pay interest on the amount due at the prime rate of interest charged by The Chase Manhattan Bank, N.A., as of the day the payment is due.

4.       OWNERSHIP OF MATERIALS

         All slogans and publicity materials submitted to Client by C&W while this Agreement is in effect are as between C&W and Client, the Client's property exclusively (subject to certain third party limited rights, such as licenses), provided that the Client pays for the materials and, before this Agreement is terminated, the Client either uses the materials at least once or indicates in writing to C&W its intention to use them. Otherwise, these materials are as between C&W and Client, C&W's property exclusively.

5.       INDEMNIFICATION

         a. CLIENT'S RESPONSIBILITY. Client is responsible for the accuracy, completeness and propriety of information that it provides to C&W concerning Client's products, services, organization and industry. Client is responsible for reviewing all publicity or other materials prepared by C&W under this Agreement to confirm that all representations, direct or implied, are supportable by objective data then possessed by Client, and to confirm the accuracy and legality of the descriptions and depictions of the products and services of Client and its competitors.

              Client will indemnify and hold C&W harmless from and against all losses, damages, liabilities, claims, demands, lawsuits and expenses, including reasonable attorney's fees, that C&W may incur or be liable for arising out of or in connection with any of the following:

              - any publicity or other materials prepared or placed by C&W for
                Client, or other service performed by C&W for Client;

              - any alleged or actual defects in Client's products or services
                (including, without limitation, any claim for bodily injury or death); or

              - allegations that Client's activities violate or infringe upon the copyright, trademark, patent or other rights of any third party, or that Client's activities induce, promote or encourage the violation of or infringement upon the rights of any third party.

              Client's obligations under this section 5 include payment for all time charges and expenses (including reasonable attorney's fees) incurred by C&W in connection with any subpoena, discovery demand or other directive having the force of law or governmental inquiry the response to which Client does not object, served upon C&W or any of its affiliates that relate to Client, its business or its industry that arises out of any litigation, proceedings or investigations involving Client.

              The terms and conditions of this section shall survive the termination of this Agreement.

         b.   COHN & WOLFE'S RESPONSIBILITIES.   It will be the responsibility
              of C&W to make certain that the necessary contracts or releases have been obtained with or from those whose name and likenesses, testimonials, scripts, musical compositions, or similar materials or rights are used in the materials prepared under this Agreement, and C&W agrees to indemnify the Client against any liabilities and expense the Client may incur as a result of C&W's failure to obtain the above-mentioned contracts or releases. It is expressly understood that the foregoing indemnification by C&W shall not apply in situations where the Client directly arranges or signs such contracts or release or agreements with third parties nor shall it apply where the claim arises from matters as to which C&W has advised Client of the risks involved and Client has agreed to accept those risks in which cases Client shall indemnify C&W.

         c. USE OF INFORMATION BY THIRD PARTIES. C&W has no control over information once it has been issued to the media or another third party. C&W cannot assure the use of any material by any medium print or electronic, nor the accuracy of what any third party publishes.

6.       CONFIDENTIALITY

         C&W, on behalf of itself and its employees, hereby covenants and agrees that it:

         a. shall exercise reasonable care and caution to keep confidential any and all proprietary information concerning Client's business and operation which becomes known to C&W by reason of the performance of its services on Client's behalf, and which information is clearly marked "confidential" or specifically identified in writing as confidential. Proprietary information includes, but is not limited to, corporate plans and strategies, new product samples, specifications, formulations, and pricing information;

         b. shall not disclose any marked or identified information to any person outside of the employ of C&W, unless to do so is required in connection with the performance of its services, and in such event C&W hereby agrees to advise said third parties of the confidential nature of said material; and

         c. shall return to Client all such information then in its possession at the termination of C&W's services, except that C&W shall be entitled to keep evidence of its work product.

         It is further agreed that none of the above shall apply to the following:

         a. information that is in the public domain at the time of disclosure to C&W or that enters the public domain through no fault of C&W, or its employees;

         b. information that is in the possession of C&W or its employees at the time of disclosure to C&W;

         c. information that C&W, or its employees, receive from a third party under no obligation of confidentiality to Client; and

         d. information required to be released by C&W in compliance with any court order or other directive having the force of law.

7.       OTHER RULES GOVERNING THIS AGREEMENT

         a. DURATION. This Agreement begins as of December 1, 1999, and continues until terminated by either Client or C&W. To terminate, written notice must be given at least 60 days before the effective date of termination. Client will pay for all charges incurred under this Agreement up to the effective date of termination. On that date, C&W will give or otherwise transfer to Client all property in C&W's possession that belongs to Client, as provided by Section 4, and all contracts for materials and services entered into by C&W for Client.

         b. AGENT/CLIENT RELATIONSHIP. In purchasing materials or services on Client's behalf, C&W acts as Client's agent, and may state this relationship in contracts and orders.

         c.   JURISDICTION.   This Agreement is governed by the laws of the
              State of New York and will be construed accordingly.

         d. HEADINGS. Headings in this Agreement are for reference only. In case of a conflict between a heading and the content of a section, the content controls the meaning.

         e. ENTIRE AGREEMENT. This letter constitutes the entire agreement with respect to the matters it contains. It can be modified or amended only by a written document, which is enforceable only if signed by the party against whom enforcement is sought.

C&W and Client indicate their acceptance of this Agreement by having their respective duly authorized representatives sign in the spaces provided below.

Sincerely yours,

COHN & WOLFE

By:   /s/ Kim Hardy                                  Date: 11-19-99
      Vice President, Business Manager

AGREED:

By: /s/ Thomas McMurrain                             Date: 11-29-99